                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-59599

PROSPECTUS

                               3,000,000 SHARES

                                     LOGO

                           CAREY INTERNATIONAL, INC.

                                 COMMON STOCK

                               ----------------

  This Prospectus relates to 3,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of Carey International, Inc. ("Carey" or the "Company") that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties.

  Carey intends to concentrate its acquisitions within the chauffeured vehicle service industry. If the opportunity arises, however, Carey may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Carey and the owners or controlling persons of the businesses or properties to be acquired.

  The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements generally will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company anticipates that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or about the time of delivery of the shares.

  The Company's Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol "CARY." The closing market price of the Common Stock on Nasdaq on July 27, 1998 was $25.75.

                               ----------------

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER
                THE SECTION "RISK FACTORS" BEGINNING ON PAGE 4.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                 JULY 28, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Company................................................................   3
Available Information......................................................   3
Risk Factors...............................................................   4
Selected Consolidated Financial Data.......................................   8
Price Range of Common Stock................................................  10
Dividend Policy............................................................  10
Plan of Distribution.......................................................  10
Legal Matters..............................................................  11
Experts....................................................................  11

  The Company has not authorized any person to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company hereby incorporates by reference the following documents (or portions thereof):
    (i) its Annual Report on Form 10-K for the fiscal year ended November 30, 1997, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on March 30, 1998 (except for the financial statements and report of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) thereon);
    (ii) its Current Report on Form 8-K/A filed with the Commission on January 13, 1998;
    (iii) its Quarterly Reports on Form 10-Q for the three-month period ended February 28 and the three- and six-month periods ended May 31, 1998, respectively;
    (iv) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A and its Registration Statement on Form S-1 (File No. 333-22651); and
    (v) the Pro Forma Consolidated Financial Statement, and the financial statements for the Company and Manhattan International Limousine Network Ltd. and Affiliate (including the reports of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) thereon), contained in its Registration Statement on Form S-1 (File No. 333-50245).

  All reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to any termination of the offering of shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS CONTAINED IN DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED FROM DAVID H. HAEDICKE, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CAREY INTERNATIONAL, INC., 4530 WISCONSIN AVENUE, N.W., WASHINGTON, D.C. 20016, TELEPHONE NUMBER
(202) 895-1200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

  Carey International, Inc. is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The "Carey" brand name has represented quality chauffeured vehicle service since the 1920s. The Company owns and operates service providers in Boston, Chicago, Indianapolis, London, Los Angeles, New York, Philadelphia, San Francisco, South Florida and Washington, D.C. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its central reservations and billing system and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company is consolidating the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and (iii) companies in other strategic markets in North America and Europe. Carey also intends to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America.

  In 1979, the Company was organized as a Delaware corporation and commenced operations by acquiring certain rights to the "Carey" name held by a predecessor company. Predecessor companies operated chauffeured vehicle service businesses under the "Carey" name since the 1920s. The Company's principal executive offices are located at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016. Its telephone number at that location is (202) 895-1200.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement (including exhibits). Prospective investors should refer to the Registration Statement for further information with respect to the Company and the Common Stock. The Registration Statement may be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Room, upon payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other registrants that submit electronic filings to the Commission.

  The Company files periodic reports (Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy and information statements and other information with the Commission. For further information with respect to the Company, these reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the Commission referenced above.

                                 RISK FACTORS

  The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company. An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in connection with an investment in the Common Stock offered hereby.

  This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, and
Section 21E of the Exchange Act. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the following:

ACQUISITION STRATEGY

  The Company intends to grow primarily through the acquisition of additional chauffeured vehicle service companies. To do this, the Company must be able to introduce new management systems, convert salaried chauffeurs employed by acquired businesses to independent operators where appropriate, and integrate the acquired businesses with the Company's existing operations.

  The risks of this growth strategy include the following:

  . Increased competition for acquisition candidates may develop. This would increase the cost of acquisitions and lead to fewer acquisition opportunities.

  . The Company may not be able to identify, acquire or profitably manage additional businesses.

  . There may be significant costs, delays, or other problems associated with integrating businesses that are acquired.

  . Acquired businesses may not be able to achieve anticipated operating results.

  . Customer dissatisfaction or performance problems at acquired companies could affect the Company's reputation.

  . Integrating acquired businesses may divert management's attention from operating the Company's core business.

  . Carey may not be able to retain key employees or independent operators of acquired companies.

  . If acquisitions do not yield expected results, the Company may need to write off goodwill of the acquired companies, thereby lowering the Company's earnings.

  . Unexpected problems may arise at a newly-acquired company. For example, the federal income tax returns of one of the companies acquired by the Company have been examined by the IRS for periods prior to the acquisition date. The IRS has challenged the acquired company's methods of accounting for independent operator fees and the tax treatment of certain items in those tax returns. The Company believes that any assessments made by the IRS in this matter would be offset, at least in part, by indemnification payments pursuant to the related acquisition agreements. Nonetheless, the IRS examination, and any problems that might arise at other acquired companies, could be very expensive for the Company.

ACQUISITION FINANCING

  The Company may continue to finance future acquisitions by using Common Stock for some or all of the purchase price. If the market price of the Common Stock was to decrease or fluctuate, potential sellers might want to receive proportionately more or all cash instead of Common Stock. This could limit the Company's ability to complete acquisitions and grow profitably. In addition, the need for cash for acquisitions in excess of cash flow from operations may force the Company to obtain capital on unfavorable terms, if such capital is available at all.

RAPID GROWTH

  The Company may grow rapidly because of its acquisition strategy and the planned expansion of its licensee network. The Company's results will suffer if this growth dilutes the high quality of services provided by the Company. In order to manage and sustain growth, the Company will need to hire and retain qualified management and other personnel, and enhance its operational and financial systems. The Company may not be able to do what is necessary to manage and sustain growth.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  For a variety of reasons, results in any fiscal quarter may not be indicative of results in future quarters. For example, many events, such as business conventions or sporting events, may not recur annually, or may not occur at the same time of year, in the same city or in a city in which the Company does business. In addition, poor economic conditions may cause quarterly fluctuations by reducing the overall number of business-related travel activities (including road shows and promotional tours). The Company generally has its slowest operations in its first quarter (ending February 28 or 29), and its most profitable operations in its fourth quarter (ending November 30). Adverse results in any quarter, for any reason, may increase the number of investors wanting to sell their Common Stock, which, in turn, could cause the market value of the Common Stock to decline.

RISKS ASSOCIATED WITH LICENSEE OPERATIONS

  The Company currently has numerous licensees serving more than 200 cities in and outside the United States. Because licensees use the "Carey" name in their operations, any licensee that does not maintain Carey's high standards of service may affect the overall reputation of the Company. Carey generates revenue from various fees charged to licensees. While one component of the Company's growth strategy is to increase the overall number of licensees, there is a risk that Carey might not be able to find qualified licensees in desired locations.

  Carey's use of licensees subjects it to federal and state laws and regulations governing the offer and sale of franchises. Most states have laws that restrict Carey's ability either to terminate a licensee once a license has been granted, or to prevent a licensee from competing against Carey. In addition, Carey must provide potential licensees with written information regarding the Company prior to granting the license so that those licensees can make a more informed investment decision. Complying with these disclosure requirements often is time-consuming and expensive. If Carey were to violate federal or state franchising laws and/or regulations, it might be subject to fines and other penalties which could impact its earnings.

STATUS OF INDEPENDENT OPERATORS

  When Carey acquires a company that employs chauffeurs, Carey often attempts to convert the employed chauffeurs of the acquired company into third-party independent contractors. Unlike salaried chauffeurs, the Company does not pay or withhold any federal or state employment tax for independent operators. The Internal Revenue Service challenged this practice at Carey's owned and operated business in Philadelphia, but in March 1997, settled the matter without making a determination of whether or not there had been a violation. Later in 1997, the IRS approved guidelines that companies like Carey may follow in order to treat their drivers as third party contractors rather than as employees. The guidelines consider whether or not the driver:

  .  invests cash in the venture;

  .  has the potential to realize a profit or loss;

  .  can make his or her services available to the public; and

  . is required to comply with company policies regarding how and when to provide services.

Carey believes that its practices conform to the IRS guidelines. However, if the IRS were to disagree, the Company could owe substantial amounts in past employment taxes and be responsible for future taxes. This would increase the Company's operating costs and potentially decrease its earnings.

INDEPENDENT OPERATOR FINANCING

  A chauffeur becomes an independent operator by signing an agreement to pay a fee to the Company ranging from $45,000 to $75,000. The Company currently finances the majority of such payments. Each new independent operator also is required to purchase his or her own vehicle, which usually costs between $35,000 and $65,000. The Company rarely finances vehicle purchases. If third party vehicle financing is not available on favorable terms (or at all), the Company may not be able to convert employed chauffeurs to independent operators.

REDUCED TRAVEL

  The Company is vulnerable to trends or events that reduce overall levels of domestic or international business travel, including economic recessions, political instability, terrorist threats or acts and technological advances. The occurrence of any of these trends or events, of course, is beyond the Company's control.

INSURANCE COVERAGE AND CLAIMS

  Individuals and businesses may sue Carey for personal injury or death and property damage resulting from automobile accidents involving Carey's employees or independent operators, and its licensees and their drivers. The Company maintains, and requires its independent operators and licensees to maintain adequate levels of insurance.

  There are several insurance risks involved in the Company's operation of a chauffeur-for-hire business:

  . Litigation against Carey resulting from a particular accident may fall outside the scope of its insurance policy coverage.

  . Even if it is within the scope of Carey's insurance policy coverage, the costs of defending the litigation may exceed the policy limits, in which case Carey would be responsible for the excess.

  . The Company and its independent operators and licensees could experience higher insurance premiums in the future as a result of prior accidents, general increases in premiums by insurance carriers or both.

DEPENDENCE ON KEY PERSONNEL

  The Company has numerous senior managers with many years of experience in the chauffeured vehicle service industry. However, Carey's ultimate success depends on the efforts, abilities and leadership of its executive officers, particularly, Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President. Carey does not have employment agreements with either of these individuals. If either of them were to leave, Carey could suffer.

COMPETITION

  The chauffeured vehicle service industry is highly competitive and fragmented, with few significant national participants operating multi-city reservation systems. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Competition is based primarily on the price, quality, scope and dependability of service. The Company also competes with service providers offering other forms of transportation, such as buses, taxis, radio cars and rental cars. The Company competes for both customers and acquisition candidates. Some existing competitors have, and new competitors may have, access to more money than Carey. The industry is expected to become more competitive as existing competitors expand and additional companies from other industries enter the chauffeured vehicle service industry.

THE YEAR 2000 PROBLEM

  The Company currently is reviewing its software to identify functions that need corrections to be "Year 2000" compliant. The Year 2000 problem is the result of computer programs being written to recognize two digits rather than four to define the applicable year, causing many of these programs to interpret a date using

"00" as the year 1900 rather than the year 2000. These misinterpretations could result in product failures or miscalculations. The Company is reviewing its software systems to insure that they will continue to function properly in the year 2000. If Year 2000 problems are encountered, the costs incurred to resolve such problems may be substantial. Additionally, the Year 2000 problem may affect the Company by causing disruptions in the business operations of persons with whom the Company does business, such as customers or suppliers.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Parts of the Company's Certificate of Incorporation and By-laws contain anti-takeover provisions. These provisions allow Carey to:

  . Issue up to 1,000,000 shares of preferred stock, having rights and privileges that could be senior to the Common Stock, without stockholder approval;

  .  Prohibit the stockholders from calling special meetings;

  . Restrict the ability of stockholders to nominate directors and submit proposals to be considered at stockholders' meetings;

  . Require the approval of 75% of its stockholders for stockholders' amendments to the By-laws; and

  . Prohibit the stockholders from acting by written consent in lieu of a meeting.

  The Company also is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with certain significant stockholders for a period of three years following the date on which any such stockholder became a significant stockholder.

  The combined effect of these anti-takeover provisions could be to discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

  From time to time, there may be significant volatility in the market price for the Common Stock. The stock markets previously have experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies.

  The market price of the Common Stock could fall slightly or precipitously due to any of the following:

  . Announcements of quarterly operating results of the Company that are lower than financial analysts' published expectations;

  .  Declining conditions in the economy;

  . Changes in the industry that are expensive for the Company (for example, the passage of new federal or state laws with which the Company will need to comply); and

  . Other developments that are costly or that otherwise negatively affect the Company, its licenses or its affiliates.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected actual consolidated financial data as of and for each of the five years in the period ended November 30, 1997 have been derived from the audited consolidated financial statements of the Company. The selected actual consolidated financial data for the six months ended May 31, 1997, and as of and for the six months ended May 31, 1998, have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and results of operations of the Company. The consolidated results of operations for the six months ended May 31, 1998 are not necessarily indicative of the consolidated results of operations to be expected for the year ended November 30, 1998 or for any other period. For information regarding the Company's performance subsequent to the date of this Prospectus, prospective investors should refer to more recent filings made by the Company under the Exchange Act, including its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

                                                                                 SIX MONTHS
                                  FISCAL YEAR ENDED NOVEMBER 30,                ENDED MAY 31,
                         ----------------------------------------------------- ----------------
                          1993     1994     1995     1996          1997         1997     1998
                         -------  -------  -------  -------  ----------------- -------  -------
                                                                        PRO
                                                             ACTUAL   FORMA(1)
                                                             -------  --------
CONSOLIDATED STATEMENT
 OF OPERATIONS
 DATA(2)(3):
 Revenue, net........... $33,651  $40,314  $48,969  $65,545  $86,378  $96,264  $34,285  $54,451
 Cost of revenue........  24,495   27,700   33,027   43,649   57,890   64,017   22,664   36,859
                         -------  -------  -------  -------  -------  -------  -------  -------
 Gross profit...........   9,156   12,614   15,942   21,896   28,488   32,247   11,621   17,592
 Selling, general and
  administrative
  expense...............   9,336   11,043   14,081   16,727   20,112   23,539    8,720   12,769
                         -------  -------  -------  -------  -------  -------  -------  -------
 Operating income
  (loss)................   (180)    1,571    1,861    5,169    8,376    8,708    2,901    4,823
 Interest income
  (expense) and other
  income (expense)......  (1,367)  (1,446)  (1,492)  (1,380)    (690)       4     (653)      14
                         -------  -------  -------  -------  -------  -------  -------  -------
 Income (loss) before
  provision for income
  taxes.................  (1,547)     125      369    3,789    7,686    8,712    2,248    4,837
 Provision for income
  taxes.................      10      163      271      294    3,163    3,585      874    2,032
                         -------  -------  -------  -------  -------  -------  -------  -------
 Net income (loss)...... $(1,557) $   (38) $    98  $ 3,495  $ 4,523  $ 5,127  $ 1,374  $ 2,805
                         =======  =======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  common share--
  basic(4).............. $ (1.18) $ (0.04) $  0.07  $  2.57  $  1.00  $  0.67  $  0.95  $  0.36
                         =======  =======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  common share--
  diluted(4)............ $ (1.16) $ (0.03) $  0.03  $  1.01  $  0.77  $  0.64  $  0.37  $  0.34
                         =======  =======  =======  =======  =======  =======  =======  =======
 Weighted average common
  shares used in
  computing net income
  per common share--
  basic(4)..............   1,323    1,323    1,333    1,359    4,506    7,642    1,441    7,851
                         =======  =======  =======  =======  =======  =======  =======  =======
 Weighted average common
  shares used in
  computing net income
  per common share--
  diluted(4)............   1,348    1,348    2,817    3,794    6,137    8,003    4,152    8,360

                                          NOVEMBER 30,
                             ----------------------------------------- MAY 31,
                              1993    1994    1995     1996     1997     1998
                             ------- ------- -------  -------  ------- --------
CONSOLIDATED BALANCE SHEET
 DATA(2):
 Working capital (deficit).. $   903 $   531 $(1,948) $(2,188) $ 4,999 $ 30,591
 Total assets...............  30,028  29,494  38,729   43,967   85,394  121,243
 Long-term debt and capital
  leases, less current
  maturities................  12,827  12,276  14,502   12,039    4,132    2,775
 Deferred revenue(5)........   4,330   4,484   4,726    6,181   13,396   14,397
 Total stockholders' equity.   4,771   4,218   4,197    7,573   48,300   83,340

--------
(1) Gives effect to the following events as if they occurred on December 1, 1996: (i) the acquisition of Manhattan International Limousine Network, Ltd. ("Manhattan Limousine") (using statement of operations data for Manhattan Limousine's six months ended March 31, 1997) and the amortization of associated goodwill; (ii) the conversion of certain preferred stock and subordinated debt into Common Stock (see Note 17 to the Company's Consolidated Financial Statements included in the Company's Registration Statement on Form S-1 (File No. 333-50245) relating to the May 1998 offer and sale by the Company and certain stockholders of 2,486,300 shares of Common Stock, which Consolidated Financial Statements are incorporated by reference herein), and the elimination of interest expense associated with the subordinated debt; (iii) the issuance of shares of Common Stock to (a) repay certain debt of the Company, (b) pay the cash and note portions of the purchase price for Manhattan Limousine,
    (c) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, (d) redeem certain preferred stock of the Company and
    (e) pay the stock portion of the purchase price in connection with the acquisition of Manhattan Limousine; (iv) the elimination of interest expense associated with debt repaid from the proceeds of the Company's May 1997 initial public offering of Common Stock; and (v) certain other adjustments to the Company's historical results of operations. For additional information and quantification of the impact of the various events described herein, see the Pro Forma Consolidated Financial Statement included in the Company's Registration Statement on Form S-1 (File No. 333-50245), which Pro Forma Consolidated Financial Statement is incorporated by reference herein.
(2) On October 31, 1997, the Company merged with Indy Connection Limousine, Inc. and a subsidiary ("Indy Connection"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of the Company have been restated to include the accounts and operations of Indy Connection for all periods presented.
(3) The results of operations of chauffeured vehicle service companies acquired by the Company in New York (June 1997), Los Angeles (October
    1997), London (December 1997), Miami (April 1998) and Boston (March 1998 and May 1998) have been included in the statement of operations data from their respective dates of acquisition.
(4) Net income per common share has been restated to comply with SFAS No. 128, Earnings per Share. See Note 5 to the Company's Consolidated Interim Financial Statements included in the Company's Quarterly Report on Form 10-Q for the three months ended May 31, 1998 and Note 16 to the Consolidated Financial Statements included in the Company's Registration Statement on Form S-1 (File No. 333-50245).
(5) Represents the balance of the fees deferred in connection with independent operator agreements less amounts previously recognized. Such fees are recognized ratably over the terms of the agreements, which typically range from 10 to 20 years. See the Notes to the Company's Consolidated Financial Statements included in the Company's Registration Statement on Form S-1 (File No. 333-50245).

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on Nasdaq under the symbol "CARY." The following table sets forth the high and low sales prices for the Common Stock from May 28, 1997, the initial date of trading of the Common Stock on Nasdaq, through July 27, 1998. The initial public offering price of the Common Stock was $10.50 per share. For purposes of this table, each reference to a year is to the Company's fiscal year, which ends on November 30 in such year.


                                                                   HIGH    LOW
                                                                  ------  ------
      1997
      ----
      Third Quarter (from May 28, 1997).......................... $15.88  $11.00
      Fourth Quarter.............................................  18.00   13.50
      1998
      ----
      First Quarter..............................................  19.00   14.00
      Second Quarter.............................................  26.50   18.13
      Third Quarter (through July 27, 1998)......................  29.875  21.50

  On July 27, 1998, the last reported sale price of the Common Stock was $25.75 and there were 87 holders of record of Common Stock.

                                DIVIDEND POLICY

  The Company intends to retain all earnings to finance the growth and development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will depend upon the Company's future earnings, results of operations, capital requirements and financial condition and any other factor the Board of Directors of the Company may consider. The Company's agreements with its principal lenders prohibit dividend payments.

                             PLAN OF DISTRIBUTION

  This Prospectus relates to 3,000,000 shares of the Company's Common Stock that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

  Carey intends to concentrate its acquisitions within the chauffeured vehicle service industry. If the opportunity arises, however, Carey may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Carey and the owners or controlling persons of businesses or properties to be acquired.

  The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements generally will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company anticipates that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or about the time of delivery of the shares.

  It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

  Affiliates of companies acquired by Carey who receive Common Stock under this Prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements thereof. The requirements of Rule 145 may limit the ability of such affiliates to resell Common Stock they may receive under this Prospectus.

                                 LEGAL MATTERS

  The validity of the shares offered will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Registration Statement on Form S-1 (File No. 333-50245) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.